UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 25, 2016

VolitionRx Limited

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-36833	91-1949078
(Commission File Number)	(IRS Employer
Identification No.)

1 Scotts Road

#24-05 Shaw Centre

Singapore 228208

(Address of principal executive offices and Zip Code)

+1 (646) 650-1351

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

      . Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      . Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      . Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      . Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry into Material Definitive Agreements.

Real Estate Capital Lease Agreement

On October 4, 2016, Belgian Volition SPRL, a Belgian corporation (“Belgian Volition”) and wholly-owned subsidiary of VolitionRx Limited, a Delaware corporation (the “Company”) entered into a Real Estate Capital Lease Agreement (the “Capital Lease Agreement”) with ING Asset Finance Belgium S.A. (“ING”).  The Capital Lease Agreement became a contractual obligation of Belgian Volition on October 25, 2016, upon the execution of a deed of sale.

Pursuant to the Capital Lease Agreement, Belgian Volition received $1.22 million (€1.12 million) in return for granting to ING a right of emphyteusis (a form of leasehold) on the property located in the Créalys zoning at 5032 Isnes-Spy, Rue Phocas Lejeune 22, Gembloux cadastre, 8th division, Section B, n 55 (the “Property”) for a period of 27 years, extendable to the authorized maximum legal term of 99 years.  In addition, the Capital Lease Agreement provides that ING shall grant Belgian Volition a 15-year lease over the Property with an option for Belgian Volition to purchase the Property outright upon payment of $36,600 (€33,600) at the end of the lease.

The Capital Lease Agreement provides that Belgian Volition shall make the first lease payment of $478,700 (€440,000) following the execution of the Capital Lease Agreement, and then quarterly lease payments of approximately $14,640 (€13,450), based on a fixed rate of 2.62% for the term of the lease.

The foregoing summary of the Capital Lease Agreement does not purport to summarize all terms and conditions thereof and is qualified in its entirety by reference to Exhibit 10.1 filed herewith.

Acquisition of Real Property

On April 15, 2016, Belgian Volition entered into a Sale Agreement (the “Sale Agreement”) with Gerard Dekoninck S.A. Consummation of the transaction described in the Sale Agreement was subject to, among other things, Belgian Volition obtaining suitable local financing to purchase the Property as well as certain regulatory clearances being obtained.

The foregoing summary of the Sale Agreement does not purport to summarize all terms and conditions thereof and is qualified in its entirety by reference to Exhibit 10.4 on the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 13, 2016.

On October 25, 2016, Belgian Volition consummated the transaction described in the Sale Agreement by entering into a Deed of Sale to the Sale Agreement (the “Deed of Sale”) with Gerard Dekoninck S.A.  Pursuant to the terms of the Deed of Sale, Belgian Volition acquired the Property. The purchase price for the Property consisted of $1.3 million (€1.2 million), exclusive of any closing costs (the “Purchase Price”).  The Purchase Price was funded by Belgian Volition with cash on hand and the monies received under the Capital Lease Agreement.  The Deed of Sale provides that the Property is being purchased “as-is”.

The foregoing summary of the Deed of Sale does not purport to summarize all terms and conditions thereof and is qualified in its entirety by reference to Exhibit 10.2 filed herewith.

Ancillary Documents

In connection with the Capital Lease Agreement and the acquisition of the Property, Belgian Volition entered into an unsecured loan agreement on September 16, 2016 with Namur Invest or Preface S.A. for the amount of $478,700 (€440,000) (the “Loan Agreement”).  The proceeds from the Loan Agreement were received by Belgian Volition on October 20, 2016 and will be used to make the first lease payment under the Capital Lease Agreement.  The Loan Agreement provides for an approximately 7-year term, a fixed interest rate at 4.85%, and interest only payments between the receipt of proceeds and June 30, 2017.

In addition to the Loan Agreement, Belgian Volition entered into a second unsecured loan agreement on October 4, 2016 with ING for an amount up to $294,000 (€270,000) (the “Supplemental Loan”).  The Supplemental Loan will be used for renovations, including the creation of a laboratory within the Property.  The Supplemental Loan provides for a 15-year term commencing on March 31, 2017, a fixed interest rate at 2.62%, and interest only payments on the amount drawn until March 31, 2017.

Item 2.01

Completion of Acquisition or Disposition of Assets.

The information set forth under Item 1.01 above is incorporated herein by reference.

Item 8.01

Other Events.

On October 26, 2016, the Company issued a press release announcing the acquisition of the Property.  A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01

Financial Statements and Exhibits.

(d)

Exhibits.

Exhibit No.	Description
10.1	Real Estate Capital Lease Agreement, dated October 4, 2016, by and between Belgian Volition SPRL and ING Asset Finance Belgium S.A. (English translation of French original).
10.2	Deed of Sale to the Sale Agreement, dated October 25, 2016, by and between Belgian Volition SPRL and Gerard Dekoninck S.A. (English translation of French original).
99.1	Press Release of VolitionRx Limited issued October 26, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  October 31, 2016

VolitionRx Limited

By:   /s/ Cameron Reynolds

Cameron Reynolds

Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Real Estate Capital Lease Agreement, dated October 4, 2016, by and between Belgian Volition SPRL and ING Asset Finance Belgium S.A. (English translation of French original).
10.2	Deed of Sale to the Sale Agreement, dated October 25, 2016, by and between Belgian Volition SPRL and Gerard Dekoninck S.A. (English translation of French original).
99.1	Press Release of VolitionRx Limited issued October 26, 2016.